 EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

The Registrant has three subsidiaries, Unity Bank, Unity (NJ) Statutory Trust II and Unity (NJ) Statutory Trust III.
Unity Bank has eight subsidiaries, Unity Investment Services, Inc., Unity Financial Services, Inc., AJB Residential Realty Enterprises, Inc., AJB Commercial Realty, Inc., MKCD Commercial, Inc., JAH Commercial, Inc., UB Commercial LLC and ASBC Holdings LLC.

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